Exhibit 4.87
SECURED TERM PROMISSORY NOTE

$10,000,000.00 Advance Date: November 27, 2019
Maturity Date: March 31, 2023

FOR VALUE RECEIVED, Amyris, Inc., a Delaware corporation (the “Parent”), for itself and each of its Subsidiaries that has delivered a Joinder Agreement (collectively with Parent, the "Borrowers") hereby promises to pay to the order of Foris Ventures, LLC, a Delaware limited liability company or the holder of this Note ("Foris") at 751 Laurel Street #717, San Carlos, CA or such other place of payment as the holder of this Secured Term Promissory Note (this "Promissory Note") may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Ten Million Dollars ($10,000,000.00) or such other principal amount as Lender has advanced to the Borrowers, together with interest at a fixed rate equal to (i) the greater of (A) 12% or (B) the rate of interest payable by the Borrowers with respect to any Indebtedness (as defined in the Loan Agreement), including, but not limited to, the rate of interest charged pursuant to the Naxos LSA, provided, that for such purpose, the rate of interest charged pursuant to the Naxos LSA shall be the rate of interest payable by the Borrowers pursuant to the Naxos LSA, minus 25 basis points, in each case based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is one of the Term Notes referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement, dated as of October 28, 2019 (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the "Loan Agreement"), by and among the Borrowers and Foris, and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

The Borrowers waive presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. The Borrowers agree to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.
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Exhibit 4.87
THE PARENT FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES THAT HAVE DELIVERED A JOINDER AGREEMENT:

AMYRIS, INC.
By: /s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Business Officer

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